EX-10.31


         CARRIER SERVICE AGREEMENT FOR INTERNATIONAL TERMINATING TRAFFIC

THIS AGREEMENT is made and entered into as of this 17th day of May, 2000, by and between QWEST COMMUNICATIONS CORPORATION, (collectively referred to as "Qwest" and/or "QCC"), a Delaware corporation (hereinafter referred to as "Customer"), with offices at 555 17th Street, Denver, Colorado 80202 and FUSION TELECOMMUNICATIONS INTERNATIONAL, (herein referred to as "Service Provider"), with offices at 420, Lexington Avenue, Suite 518, New York, NY 10170, Customer and Service Provider being collectively referred to herein as the Parties.

                                   WITNESSETH:

         WHEREAS, Service Provider owns and operates telecommunications facilities and is in the business of providing dedicated switched telecommunications Services; and

         WHEREAS, Service Provider is desirous of providing dedicated switched transport Services to Customer on Service Provider facilities pursuant to certain terms and conditions set forth in this Agreement; and

         WHEREAS, Customer and its Affiliates, (as defined in Section 11) are desirous of having Service Provider provide such telecommunications Service.

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties hereby mutually agree as follows:

1.       SERVICE TO BE PROVIDED BY SERVICE PROVIDER:

         (a) Service Provider shall provide telecommunication services and facilities to Customer to route Customers international, telecommunications traffic to and from various destinations/originations around the world (hereinafter collectively, "Service'). The destinations/originations offered by the Service Provider for the provision of Service are listed in Exhibit A, and maybe amended from time to time by Service Provider upon fifteen (15) calendar days prior written notice to Customer, with the exception of Puerto Rico, Alaska, Hawaii and the United States Virgin Islands, which shall have a rate notification period of thirty (30) days. Service provider shall provide Customer with rate/destination notifications as outlined in Section 3 of this Agreement.

         (b) Customer shall access Service Provider's network via dedicated lines "Access Lines" offered from local exchange carriers or alternate access carriers, (collectively, "Alternate carriers"). If Customer orders an Access Line from an Alternate Carrier, Customer shall pay the alternate carrier directly for the access line. If Customer requests Service Provider to order the access line and same is permitted by the Alternate Carrier, Service Provider shall order of the Access Line on behalf of Customer and shall have the Alternate Carrier or Service Provider bill Customer directly for the Access Line. Services requested by Customer hereunder shall be in accordance with the Customer's specifications and Agreement as to the rates therefore, and with the Service Providers ordering policies, practices and procedures, all as in effect and as may be revised from time to time.

         (c) Service Provider shall provide to Customer accurate international dialing codes for all international destinations to which the Service Provider is providing the Service to Customer in Exhibit A, and on all subsequent rate notifications. Service provider shall provide Customer with written updates of these codes on a continuous basis within five (5) calendar days of any code changes.

         (d) Service Provider shall provide Customer with a complete rate sheet at the end of each calendar quarter for all international destinations. This quarterly rate sheet shall include all destinations, current rates, and dialing codes that the Service Provider is offering to Customer.

         (e) Service Provider shall have an account representative meet/teleconference with Customer on a quarterly basis, at a minimum, to discuss cost reductions and/or recommendations for improvements to

Services. Further, the account representative shall advise Customer as to any new technology that has become commercially available from Service Provider and which shall assist Customer in improving the quality of Services and/or reduce its costs.

2.       TERM AND TERMINATION

         (a) The term of this Agreement shall commence on the date this Agreement is made and entered into, terminating one (1) year thereafter ("Initial Term") or less terminated earlier by Customer upon thirty (30) calendar days written notice to Service Provider without further liability. This Agreement shall be automatically renewed in successive one-year periods (each a "Renewal Term") until terminated by either Party providing the other with thirty
(30) calendar days prior written notice. Both the Initial Term and any Renewal Term shall be collectively referred to herein as the "Term".

         (b) If Customer fails to make payments of undisputed amounts when due, and then does not cure such failure within thirty (30) calendar days after receiving written notice thereof from Service Provider, Service Provider may suspend Service until undisputed amounts are paid by Customer.

         (c) In addition to the provisions in Section 2 herein, additional termination provisions are provided for in the following sections of this
Agreement: 3(c), 6(b), 11, and Exhibit B(11) and (12).

3.       RATES AND TAXES.

         (a) Customer shall pay the undisputed monthly reoccurring, usage, and nonrecurring charges, if any, in U.S. dollars at the rates set forth in Exhibit A of this Agreement unless such charges are waived by Service Provider. The Parties agree that for all Services, functions, and items provided or to be provided under this Agreement, Customer shall not be obligated to pay Service Provider any amounts in addition to the charges payable to Service Provider under this Section 3 and Exhibit A. Service Provider and Customer mutually agree that Customer has no obligation, legal or otherwise, to purchase any amount of Services hereunder during the Term of this Agreement.

         (b) Each call shall be billed in six (6) second increments. For the purposes of this Agreement, the Service Provider shall invoice the Customer utilizing Bulk Rounding, as hereinafter defined. Bulk rounding is defined as carrying over the 3rd and 4th place amounts of a call charged to the next call, and counting to do so until one full cent ($.01) is accrued. When that has occurred, the one cent is applied to the next call("Bulk Rounding"). In addition, the Service employees whole call rounding, which means that all calls are rounded only once, as opposed to once for each element (e.g., initial and incremental). For in instance, an actual call bills as...

CALL DURATION                       BILL    CARRY    COMMENTS
-------------------------------------------------------------
-.1234 minutes                      0.12    .0034
-.2345 minutes                      0.23    .0079    (.0034+.0045 [last two digits in call duration)
-.3456 minutes                      0.35    .0035    (.0079+.0056=.0135, so .34 becomes .35 and .0035
                                                     goes to next call)
-.4567 minutes                      0.46    .0002    (.0035+.0067=.0102, so .45 becomes .46 and .0002
                                                     goes to next call)
-.5678 minutes                      0.56    .0080    (.0002+.0078=.0080)

         (c) Service Provider may, upon fifteen (15) calendar days written notice to Customer, at the specified address below, increase any of the rates for any of the international destinations set forth in this Agreement, or as later offered to Customer from Service Provider, and in a rate change notification or addenda. Customer may, upon written notice to Service Provider, terminate the Agreement and all Service provided thereunder immediately and without further liability if Service Provider increases any of the rates set forth in Exhibit A. In the event of such termination, Customer shall pay Service Provider for all undisputed charges incurred up through the date of termination. In the event that Service Provider decreases any of the rates for any of the countries set forth in this Agreement, the lower rates shall be effective immediately upon written notification to Customer or the earlier data of rate decrease approval, as may be applicable.

Rate change notifications shall be sent to the following address:

                        Quest Communications Corporation
                        Attn: International Cost Optimization Department 4250 N. Fairfax Drive
                        Arlington, VA 22203
                        Voice: (703) 363-3139
                        Facsimile: (703) 363-5775

         (d) For purposes of this Agreement,(tax or taxes) shall mean any and all national, federal, state and local taxes, including, without limitation, sales, use, value added, surcharges, excise, franchise, property, commercial, property, license, privilege, utility and gross receipts taxes, levies, duties, other similar tax-like charges and tax-related surcharges which may be required or imposed by any legitimate domestic or foreign taxing authority applicable to the Services being provided to a Party ("Tax or t Taxes"). Each Party shall be responsible for any and all Taxes on (i) property it owns or leases and (ii) its business, its net income in gross receipts. Each Party shall be solely responsible for its own taxes, including without limitation, Tax filing, payment, protest, audit and litigation. Service provider agrees that it shall be solely responsible for any Taxes payable by it (i) any goods or Services used or consumed by Service Provider in providing the Services, (ii) where the Tax imposed on Service Provider's acquisition, ownership or use of such goods or Services and (iii) where the amount of Tax is measured by Service Provider's cost and acquiring, owning or using such goods or Services, and not by Customer's cost of acquiring Services from Service Provider. In addition, Customer may provide the Service Provider with any applicable Tax exempt certificates that may be pertinent to such Services being provided by Service Provider under this Agreement.

         (e) Service Provider represents to Customer that all Services provided under this Agreement shall be provided at prices and upon the terms that are no less favorable to Customer than the prices and terms offered by Service Provider to any third Party for similar volumes of substantially similar Services. Service provider shall adjust its prices as necessary to remain in compliance with its obligation under this Section. In the event that any prices or terms for the Services provided hereunder are to be reduced or changed under this Section, Service Provider shall notify Customer in writing thereof, and such reduced prices or more favorable terms shall become effective immediately and retroactively upon earlier of the (i) date such new prices or terms or made available to such other third Party or (ii) notification of such reduction. Customer shall be entitled to a credit for all amounts overpaid due to the retroactive true up of such prices, and the corresponding credit, and/or price adjustments shimmy reflected on the next invoice submitted to Customer by Service Provider.

4.       Payment:

         (a) Service Provider shall provide to Customer monthly invoices accompanied by the Call Detail Records ("CDR"), if available, covering designated thirty (30) calendar day periods. CDR's, billing specifications and invoices shall be submitted to Customer from Service Provider as provided in Exhibit D and Exhibit E, attached hereto. Customer shall use commercially reasonable efforts to pay undisputed amounts on such invoices within thirty (30) calendar days from Customer's actual receipt of invoice (the "Payment Period"). Any disputes that Customer may have concerning an invoice must be brought to Service Provider's attention within ninety (90) calendar days of the date of invoice and the Parties shall cooperate in good faith to resolve any such disputes within forty-five 45 calendar day period after the date such disputes are brought to Service Provider's attention. If the dispute is not resolved during this period, then either Party may seek arbitration in accordance with
Section 13 below. Notwithstanding any provisions contained in this Agreement to the contrary, Customers failure to pay any invoice or portion thereof as a result of an unresolved dispute shall not be considered a breach of the terms and provisions of this Agreement.

         (b) Service Provider shall bill for all Services rendered within sixty
(60) calendar days of the scheduled billing date or shall forfeit the right to collect for such charges. The Customer has the right to refuse payment for such charges billed subsequent to the sixty (60) calendar day period. The Service Provider and/or or Customer shall deduct any such charges from the Customer's legitimate Service charges on any subsequent invoice.

         (c) if CDR's are available, Service Provider shall supply accurate CDR's, and no additional charge, for Services purchased by Customer. When and if Service Provider develops the capability to deliver CDR's on a real-time basis by means of electronic data transfer, it shall offer Customer the opportunity to participate in any "beta" test of the capability.

         (d) Service Provider shall notify Customer of any modification in the format of the CDRs at least ninety (90) days prior to the first delivery of such modified CDR. Such notice shall include an explanation of the modification sufficient to allow Customer to modify/program its systems to process the modified CDR. In no event shall Service Provider modify the format of the CDR in a manner that would prevent Customer from billing its customers promptly and accurately.

5.       Currency:

         (a) All fees, advances, payments, commissions, reimbursements, and indemnification payments and other payments under or pursuant to this Agreement shall be calculated and made in the currency of US dollars, unless otherwise specifically agreed to in any particular Exhibit.

         (b) The Parties confirmed that the introduction of a single currency (the "Euro") to replace the national currency of a European Monetary Union member state shall not have the effect of altering any term of this Agreement or of discharging or excusing performance under this Agreement, nor give any Party the right to unilaterally alter or terminate this Agreement.

6.       Warranties:

         (a) Service Provider represents and warrants to Customer that it has the right to provide to Customer the Service specified herein, and that it is an Entity, duly organized, validly existing and in good standing under the laws of its origin, with all requisite power to enter into and perform the obligations under this Agreement in accordance with its terms.

         (b) Service Provider shall provide Service that means generally accepted industry Service standards, including without limitation, the standards set forth in Exhibit B (the "Service Standards"), attached hereto. In the event that Service Provider fails to meet the Service standards, Customer, may at its sole discretion, terminate the Agreement immediately without further liability to Customer.

         (c) Service Provider shall warrant, without limitation as to any time period, on behalf of itself and its third Parties, that the Services and facilities utilized by it to provide Services shall not incur any errors as a result of the century date change in the year 2000.

7. Maintenance/repair: Service Provider shall provide maintenance and repair on Services as set forth in Exhibit B. and make available to Customer and escalation procedure as described in Exhibit C, attached hereto.

8. Indemnification/Limitation of Liability: The Service Provider shall defend, indemnify and hold Customer harmless from and against all claims, demands, actions, causes of action, judgments, costs and reasonable attorneys' fees(including an allocable amount of in-house counsel expenses) and expenses of any kind arising from or related to any use of the Service or otherwise arising under this Agreement. In no event shall either Party be liable for any loss of profits, or for any indirect, incidental, punitive, reliance, special, exemplary or consequential damages.


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

9. This Agreement for Service is made pursuant to and shall be construed and enforced in accordance with the laws in force and the State of New York, without giving effect to principles regarding conflict of laws (excluding
Section 5-1401 of the New York General Obligations Law, as amended from time to time, or any successor provisions thereto).

10. Confidentiality: Should confidential or proprietary information of either Customer or Service Provider be disclosed to the other Party in the performance of this Agreement, the Party receiving such confidential or proprietary information (hereinafter "Recipient") hereby agrees to receive such information and covenants, and take such precautions as may be necessary to protect same from disclosure to others, during the initial term of this Agreement and for two (2) years following termination of this Agreement. Precautions taken shall be at least equivalent to recipient's precautions with respect to its own confidential and proprietary information, but in no event less than a commercially reasonable efforts standard of care ("Confidential Information") shall mean proprietary and confidential data or information of a Party, which is of a tangible or intangible value to that Party and is not public information or is not generally known or available to that Party's competitors but is known only to that Party, and those of its employees, independent contractors, consultants, Customers or agents to whom it must be confided in order to apply it to the uses intended, including, without limitation, information regarding that Party's Customers or prospective Customers, marketing methods and business plans gained by the other Party). Confidential Information shall not include information which (i) at the time of disclosure to recipient is in the public domain through no acts or omissions of recipient; (ii) as shown by written records, is already known to recipient;
(iii) is revealed to Recipient by third-Party, who does not thereby breach any obligation of confidentiality or who discloses such information in good faith;
(iv) as disclosed pursuant to a legal order to disclose same to any governmental Entity or pursuant to judicial or quasi judicial action (so long as Recipient gives disclosing Party prompt written notice sufficient to allow disclosing Party to seek a protective order or other appropriate remedy). Recipient agrees to disclose only such confidential information as is legally required and shall use its commercially reasonable efforts to obtain confidential treatment for any confidential or proprietary information so disclosed.

11. Assignability. Neither Party may assign this Agreement or any of its rights hereunder without the prior written consent of the other Party, which the other Party may grant or withhold in its sole discretion. Notwithstanding the foregoing, the Parties may assign this Agreement or any other rights and benefits hereunder without the consent of the other Party under the following conditions: (a) to any Affiliate, as described below, of such Party, to the surviving Entity, as defined below, into which such Party may merge or consolidate; or (b) to any Entity to which the Party transfers all, or substantially all, of its business and assets, provided that the assignor shall remain liable for all of its obligations hereunder and such assignee shall in writing assume all obligations of the assignor hereunder arising after the effective date of such assignment; or (c) if necessary to satisfy the rules, regulations and/or orders of any federal, state or local governmental agency or body. Any prohibited assignment or delegation shall be null and void. If during the Term of this Agreement, an Entity acquires a controlling interest in or substantially all of the assets of Qwest, acquiring Entity or successor shall have the right, terminate this Agreement immediately and without further liability, financial or otherwise. ("Affiliate" defined as, (i) any individual, corporation, partnership, limited liability company, limited liability partnership, practice, association, joint stock company, trust, unincorporated organization or other venture or business vehicle (each an "Entity") in which a Party owns a twenty (20%) or greater equity interest; or (ii) any Entity which, directly or indirectly, is in control of, is controlled by or is under common control with a Party, as applicable, after applying the attribution rules of
Section 318 of the Internal Revenue Code. For the purpose of this definition, control of an Entity shall include the power, directly or indirectly, whether or not excised: (i) to vote fifty (50%) (or such lesser percentage as is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) or more of the securities or other interest having ordinary voting power for the election of directors or other managing authority of such Entity; or (ii) to direct or cause the direction of the management or policies of such Entity, whether through ownership of voting securities, partnership interest or equity, by contract or otherwise.)

12. Notices: notices required or permitted under this Agreement shall be in writing and delivered by certified mail, return receipt requested, courier, or by facsimile or electronic transmission (followed up by telephone call to confirm receipt of facsimile or electronic transmission) to the persons whose names and businesses addresses appear below and such notice, except for rate increase notifications, shall be effective on the date of receipt or refusal thereof by the receiving Party. Any notice delivered by hand shall be deemed received at the time of delivery and any notice sent by certified mail or courier shall be deemed to have been received and the date shown as received or upon the return receipt. Any notice sent by facsimile transmission or electronic transmission shall be deemed to have been delivered upon the date verbal confirmation of receipt of such notice has been made.

If to Customer:

Qwest Communications Corporation

Attn: Contract Manager/Legal Dept.

4650 Lakehurst Court

Dublin, Ohio 43016

Voice: (614) 798-6426

Facsimile: (614) 798-6498

E-mail: diane.wright@qwest.com


With a copy of all applicable rate change notices to:

Qwest Communications Corporation

Attn: Director International Cost Optimization

4250 N. Fairfax Drive

Arlington, VA 22203

Voice: (703) 363-3139

Facsimile: (703) 363-5775


With a copy to:

Qwest Communications Corporation

Attn: General Counsel/ Legal Dept.

1000 Qwest Tower

555 17th Street

Denver, CO 80202


If to Service Provider:

Fusion Telecommunications International, Inc.

Attn: Howard Miller, VP Sales & Marketing

420 Lexington Avenue

Suite 518

New York, New York 10170

Voice: 212-201-2410

Facsimile 212-972-2111

E-mail: hmiller@fusiontel.com


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

13. Arbitration. Any dispute arising between Service Provider and Customer in connection with this Agreement, which is not settled to the mutual satisfaction of Customer in Service Provider within forty five (45) calendar days(or such longer period as may be mutually agreed upon) from the date that either Party informs the other in writing that such dispute or disagreement exists, shall be settled by arbitration conducted in Washington DC in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect on the date that such notice is given. The decision of the arbitrator shall be final and binding upon the Parties, except for instances where misapplication of the law has occurred, and judgment may be obtained thereon by either Party in a court of competent jurisdiction. Each Party shall bear the costs of preparing and presenting its case. The cost of arbitration, including the fees and expenses of the arbitrator, shall be shared equally by the Parties unless the award otherwise provides. The arbitrator shall not be able to award, nor shall any Party be entitled to receive punitive, incidental, indirect, consequential, exemplary, reliance or special damages, including damages for lost profits.

14.      Compliance with laws:

         (a) At all times during the term of this Agreement, Service Provider represents and warrants to Customer that all Service rendered by it hereunder shall be designed, produced, installed, furnished and in all respects provided and maintained in full conformance and compliance with all applicable laws, rules and regulations relating to or affecting the performance of their obligations hereunder including relating to the Services, and shall secure and maintain in full force and effect all licenses, permits and authorizations from all governmental entities in the U.S. and each and every other country, where the Services are provided, as applicable, to the extent the same are required or devisable for the performance of the respective obligations hereunder. Service Provider shall keep Customer informed of all governmental regulations, licenses, permits and authorizations which may affect the business of Customer and a particular country or which Customer may be required to procure in a particular country where Services are provided.

         (b) Service Provider hereby agrees that its shareholders, directors, officers, employees, agents or contractors shall not make, authorize or offer, or cause to be made or offered, any payment, loan or gift of money or anything of value directly or indirectly to: (i) any official or employee of any government, or agency or instrumentality thereof; (ii) any political Party or official thereof or any candidate for political office; (iii) any person; under circumstances in which the shareholders, directors, officers, employees, agents or contractors of Service Provider knows or has reason to know, that all or a portion of such money or thing of value shall be offered or given, directly or indirectly, to any person named in clauses (i) and (ii) above to influence a decision or to gain any advantage to Service Provider or its shareholders, directors, officers, employees, agents or subcontractors, or to retain business for or with, or directing business to, Service Provider, or in connection with any transaction relating to this Agreement, which could result in violation of the U.S. Foreign Corrupt Practices Act, as amended and any other law, regulation, order, decree or directive having the force of law and relating to bribery, kick-backs, or similar business practices. For purposes of this Agreement, the term "official" shall mean and include any employee or officer and public Service or in the private sector, any employee of official in any governmental or quasi-governmental department, agency or instrumentality thereof, or any person or entity acting in an official capacity for on behalf of any such government or department, agency or instrumentality.

15.      Miscellaneous:

         (a) This Agreement is not constitute either Party as the agent or legal representative of the other Party and does not create a partnership or joint venture between Customer in Service Provider.

Neither Party shall have any authority to enter into an Agreement for or by any other Party in any manner whatsoever. This Agreement confers no rights of any kind upon any third Party.

         (b) The failure of either Party to give notice of default or to enforce or insist upon compliance with any of the terms or conditions of this Agreement shall not be considered the waiver of any other term or condition of this Agreement.

         (c) Though subsequent Agreement among the Parties concerning the Service shall be effective or binding unless it is made in writing by authorize representatives of the Parties.

         (d) In the event of a conflict between this Agreement and any of its Exhibits, the terms and conditions of this Agreement shall take precedence.

         (e) If any part of any provision of this Agreement or any other Agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, said part shall be ineffective to the extent of such invalidity only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

         (f) This Agreement is nonexclusive. Nothing in this Agreement shall prevent Customer or Service Provider from entering into similar Agreements with, or otherwise providing Services to, any other person or Entity.

         (g) Neither Party shall issue a news release, public announcement, advertisement, or other form of publicity concerning existence of this Agreement or the Services to be provided hereunder without obtaining the prior written approval of the other Party. Service provider shall not include Qwest's name in any list of Customers or disclose Qwest as a Customer without the prior express written approval of Qwest.

         (h) Neither Party shall, without the other Party's prior written consent, use any trademark Service mark, brand-name, copyright, patent, or any other intellectual property of any other Party or its respective Affiliates. Since a breach of this material obligation may cause irreparable harm to which monetary damages may be inadequate, in addition to other available remedies, the non-breaching Party may seek injunctive relief for any disclosure in violation hereof.

         (i) If Service Provider is also purchasing Services from Customer, Service Provider shall use commercially reasonable efforts to warrant that it shall not knowingly route any calls to Customer for the same countries to which Customer is purchasing Service from Service Provider. In addition, if Service Provider routes Customer's traffic to another carrier that is also using Qwest as a Service Provider for termination other traffic the same destination (i.e., international country or city), Service Provider shall immediately, upon notification from Qwest, change the routing of Customers calls to the destination in question.

         (j) References in this Agreement to Customer shall include its Affiliates and respective employees, agents, successors (whether by operation of law or otherwise) and permitted assigns.

         (k) This Agreement constitutes the entire understanding of the Parties with respect to the subject matter hereof, and it supersedes all prior or contemporaneous oral or written Agreements, understandings and representations with respect thereto.

         (l) Any and all provisions of this Agreement which by their nature or terms contemplate survival beyond the expiration of this Agreement or which are reasonably necessary to survive termination in order to achieve the respective fundamental purposes, including without limitation, any provision to this Agreement relating to or specifically entitled [Confidentiality, Indemnification, Liability, Dispute Resolution, Marks, Intellectual Property and Arbitration] shall survive and continue to bind the Parties following any termination of this Agreement.

         (m) The Parties, who have both been represented by legal counsel, have jointly participated in negotiating and drafting this Agreement, including its Exhibits and any attachments. In the event, an ambiguity or question of intent arises, this Agreement shall be construed as if jointly drafted by the Parties and no presumption, interference or burden of proof shall arise favoring or disfavoring a Party by virtue of authorship of any or all of the Agreement provisions.

Qwest Communications Corporation

Signature: ____/Dean E. Thrish/___

Printed Name: Dean E. Thrish

Title: Sr. Director, ICO

Date: May 19, 2000

Fusion Telecommunications International

Signature: ___/Howard J. Miller/___

Printed Name: Howard J. Miller

Title: VP Sales and Marketing

Date: 5/17/00